Burdale
Financial Limited
A Wells Fargo Company

Oneida International Limited
Oneida U.K. Limited
Attention: Mark Scott

Fax number: +44 (0)2084509985

EveryWare Global, Inc.
Attention: Dave Keenan

Fax number: + 1(315)3613700

By fax and by email to mark.scott@everywareglobal.co.uk

31 July 2014

Dear Sirs

Burdale Facility for Oneida International Limited

We refer to the £7,000,000 Facility Agreement dated 15 October 2013 made between Oneida International Limited (the "Company") as a borrower and Oneida U.K. Limited and EveryWare Global, Inc as guarantors and Burdale Financial Limited in its capacity as lender, arranger, agent and security trustee ("Burdale") (the "Facility Agreement").

Terms defined in the Facility Agreement have the same meaning when used in this letter, unless otherwise defined in this letter.

1.TEMPORARY FORBEARANCE

1.1
The Company has made Burdale aware of proposals for an equity contribution to be made to the Parent company to stabilise the Group's cashflow in the week commencing 28 July 2014 (the "Proposed Recapitalisation").

1.2
Burdale is aware of a number of Events of Default which are continuing at the date of this letter including (i) failure to deliver statutory accounts to Burdale when due under paragraph 4 of Schedule 3 (Reporting Undertakings) of the Facility Agreement, (ii) the overadvance in breach of clause 6.2 of the Facility Agreement which occurred in May 2014 and the current overadvance also in breach of that clause, (iii) the substantial amount due to Trade Creditors in breach of the £50,000 limit in clause 24.4(f) of the Facility Agreement and (iv) the covenant breach under your Parent's facilities with Wells Fargo Capital Finance in breach of clause 24.4(g) of the Facility Agreement , none of which have been waived (the "Notified Events of Default").

1.3The Company has asked Burdale to forbear to exercise its rights in relation to the Notified Events of Default.

1.4
The Company and its Parent have also asked Burdale to provide funding to the Company ( "New Collateralised Loans") against cash collateral provided by the Parent to a Burdale account specified to the Parent (the "Burdale Account'') in an initial amount of £400,000 on 30 July 2014 (the "Initial Cash Collateral") and against subsequent deposits made by the Parent from time to time in amounts approved by Burdale before their deposit into the Burdale Account ("Subsequent Cash Collateral" and the Initial Cash Collateral and a.Iiy Subsequent Cash Collateral are referred to as "Cash Collateral").

2.CONDITIONS AND AGREEMENTS

2.1	With effect from the date the Obligors execute and deliver a copy of this letter Burdale confirming their acceptance of its terms Burdale agrees:

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a.	temporarily to forbear to exercise its rights arising from the Notified Events of Default to accelerate the Loans until the earlier to occur of:

i.	the occurrence or discovery of any other Event of Default; and

ii.	Burdale becoming aware that the Proposed Recapitalisation is not likely to occur;

b.
to provide Loans to the Company in an amount equal to the Cash Collateral as and when received ("Cash Collateralised Loans"). Cash Collateralised Loans shall constitute Stock Loans under the Facility Agreement and the terms of the Facility Agreement relating to Stock Loans shall apply to them notwithstanding that there is insufficient Eligible Stock or Eligible Receivables to provide collateral for those Stock Loans.

2.2Burdale hereby:

a.
reserves its rights to call for cash cover of £230,000 for its contingent liability under the letter of indemnity dated 15 October 2013 in favour of Barclays Bank PLC in accordance clause 10.5 (Repayments and Facility Limits) of the Facility Agreement and to require that such cash cover be provided by the Parent pursuant to clause 19.1 (Guarantee and Indemnity) of the Facility Agreement; and

b.
notifies the Company that clause 12.3 (Default Interest ) shall apply to the rate of interest or Purchase Commission (as the case may be) applicable under the Facility Agreement with effect from the date of this letter.

2.3
It is a continuing condition to Burdale's forbearance that (i) the Company signs an engagement with a firm of accountants satisfactory to Burdale to assist with cashflow monitoring and projections within two Business Days of receiving a draft and although it is not our current intention to instruct such accountants to commence work we reserve the right to instruct them to commence work at any time and (ii) that the Company complies with the reporting requirements separately agreed between Burdale and the Company on or before the date of this letter.

3.FORBEARANCE AND NOT A WAIVER

3.1
The temporary forbearance set out in this letter does not affect, and is without prejudice to, Burdale's rights and remedies at law and/or under the Finance Documents in relation to any Default or Event of Default and does not constitute a waiver of the Notified Events of Default.

3.2	Burdale's forbearance can be terminated at any time by notice in writing to the Company of such termination.

4.GUARANTEE CONFIRMATION

4.1	The Obligors confirm that the Facility Agreement, including clause 19 (Guarantee and Indemnity), remains in full force and effect, subject only to the forbearance expressly set out in this letter.

4.2
Each Guarantor consents to the execution, delivery and performance of this letter on behalf of the Borrower and hereby confirms that its guarantee remains valid and effective in accordance with its terms.

5.GENERAL

5.1	This letter is a Finance Document.

5.2	This letter is governed by and shall be construed in accordance with English law.

5.3	The parties submit to the jurisdiction of the English courts for the resolution of any dispute arising in connection with this letter.

5.4
This letter may be signed in a number of counterparts and shall be executed and delivered as a deed. This has the same effect as if the signatories on the counterparts were on a single copy of · the letter.

Please sign this letter to acknowledge its terms on behalf of yourself and the other Obligors.

Yours faithfully

Burdale Financial Limited

In its capacity as Agent, Security Trustee and Lender

Executed as a deed to acknowledge and agree the terms set out above by:

Oneida International Limited

Secretary:	/s/ Erika Schoenberger

Name:	Erika Schoenberger

Witness:	/s/ Sheila Whiteman

Name:	Sheila Whiteman

Date:	7/31/2014

Executed as a deed to acknowledge and agree the terms set out above by:

Oneida U.K. Limited

Secretary:	/s/ Erika Schoenberger

Name:	Erika Schoenberger

Witness:	/s/ Sheila Whiteman

Name:	Sheila Whiteman

Date:	7/31/2014

Executed as a deed to acknowledge and agree the terms set out above by:

EveryWare Global, Inc.

Secretary:	/s/ Erika Schoenberger

Name:	Erika Schoenberger

Witness:	/s/ Sheila Whiteman

Name:	Sheila Whiteman

Date:	7/31/2014

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